Exhibit 10.76

TERMINATION OF LEASE

This Agreement (“Agreement”) is made on March 3, 2006, between BC SORRENTO, LLC, a California limited liability company (“Landlord”) and Molecular Imaging Corporation, a Delaware limited liability company (“Tenant”), with respect to the following facts:

A. Landlord and Tenant entered into that certain written Standard Industrial Net Lease dated May 10, 2000 by and between Landlord and Healthscan Metabolic Imaging LLC, a California limited liability company (the “Prior Tenant”), as amended on February 1, 2001, and as assumed by Tenant on or about January 1, 2004 (the “Lease”), in which Landlord leased to Tenant, and Tenant leased from Landlord, premises located in the City of San Diego, County of San Diego, commonly known as 11388 Sorrento Valley Road (the “Premises”).

B. The parties wish to terminate this Lease within the time period provided in this Agreement so that Landlord and Tenant can be released and discharged from further performance of the provisions under the Lease.

C. This Agreement shall be contingent upon Landlord executing a new lease (“New Lease”) for the Premises with Siemens Corporation (“New Tenant”). The New Lease shall be on terms and conditions as mutually agreed upon by Landlord and New Tenant.

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. EFFECTIVE DATE. The Effective Date of this Agreement (“Effective Date”) shall be March 3, 2006.

2. TERMINATION OF LEASE. On the Effective Date, the Lease shall be fully and finally surrendered and terminated. After the Effective Date, Tenant shall have no further liability to pay rent. However, nothing herein shall terminate the continuing obligations of the Lease which survive its termination; provided, however, Tenant shall have no further obligations under the Lease with respect to remedial work or decommissioning of the cyclotron operations at the Premises or any further obligations with respect to alterations or modifications required or necessary to restore the Premises to its original condition

3. CONDITION OF PREMISES. On or before the Effective Date, Tenant shall surrender possession of the Premises to Landlord in the condition described in the Lease.

4. SECURITY DEPOSIT. Landlord currently holds a Security Deposit of One Hundred Thirty Six Thousand One Hundred Ninety Dollars ($136,190). Provided that the condition of the Premises is acceptable to Landlord as set forth in Section 3 above, on the Effective Date, Landlord shall relinquish to Tenant the entire amount of its Security Deposit.

5. RELEASE. In consideration of Landlord’s agreement to terminate the Lease, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and provided Landlord return’s the Security Deposit as provided in Section 4 above, Tenant now releases Landlord and its agents, officers, directors, employees, and affiliates from all claims, demands, causes of action, rights, liens, losses, damages, obligations and liabilities of any kind or character whatsoever, (whether known, unknown, or suspected or not suspected), at law or in equity or otherwise, which Tenant may now have or claim to have or to have acquired, against any of the foregoing, due to any matter, thing, event, condition, fact, or circumstance existing or occurring to and including the date of this Release which arises out of or is related in any way to the Premises and/or the Lease (“ Obligation”). This Release is to be interpreted and construed as all-inclusive as to every type of claim or demand without any limitation or exception of any nature.

Tenant represents and warrants that it has not assigned, transferred or purported to assign or transfer to any person, corporation, or other entity, either voluntarily or involuntarily, any claim, cause of action, or right based on or arising out of or about any matter, fact, or thing about which this Release is given. Tenant further represents and warrants that this Release is entered into in good faith.

Tenant further agrees and acknowledges that the facts in respect to which it has executed this Release and which it now knows or believes to be true, may in fact be or may subsequently be discovered by it to have been different from the facts now known or believed by it to be true; and Tenant accepts that risk and possibility that such may be the case, and agrees that this Release shall not be subject to rescission, cancellation, avoidance, modification because of any difference in facts.

Tenant expressly waives and relinquishes all of the rights and benefits that it might otherwise have or claim to have under the provisions of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the Tenant does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release shall be construed and interpreted under and according to the laws of the State of California.

This Release is and shall be binding upon and shall inure to the benefit of the predecessors, successors, parents, subsidiaries, affiliates, associates, representatives, assigns, directors, officers, agents, attorneys, heirs and permitted assigns of Tenant.

Tenant represents and warrants that the execution of this Release has been duly authorized, and that the person executing this Release is duly authorized to do so.

7. CONDITIONS PRECEDENT. The termination of the Lease, and all rights of Tenant under this Agreement, are contingent upon Landlord executing the New Lease, as well as Tenant’s execution of this Agreement.

8. MISCELLANEOUS.

a. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and on advice of counsel, they have freely and voluntarily entered into this Agreement.

b. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs suit.

c. Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors.

Landlord:
Date:	BC SORRENTO, LLC, a California limited liability company

	By:	/s/ William Beckman

By:

Tenant:
Date:	MOLECULAR IMAGING CORPORATION, a Delaware corporation

	By:	/s/ Kenneth Frederick
Kenneth Frederick, CEO

	By:	/s/ Elizabeth Fuentes
Elizabeth Fuentes, Assistant Secretary

[Signature Page To Termination of Lease Dated March 3, 2006]

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